Exhibit 99.1
News

For Release    Immediate


Contacts       (News Media) Jim Rosensteele, SVP, Marketing
                   Communications 317.817.4418
               (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893


              Conseco Announces Completion of Bank Debt Refinancing
                              and Recapitalization

Carmel, Ind., June 22, 2004 - Conseco, Inc. (NYSE: CNO) today announced the completion of its $800 million bank debt refinancing. The new bank debt represents the final step in the company's previously announced recapitalization. In May, the company completed the offering (including over-allotments) of 50,600,000 shares of its common stock at $18.25 per share and 27,600,000 shares of its 5.50% class B mandatorily convertible preferred stock at $25 per share.

The new bank debt is an $800 million senior secured facility with a floating interest rate equal to LIBOR plus a margin of 4.00%. The interest margin will decrease from 4.00% to 3.50% when the company receives a senior credit rating of B2 from Moody's Investors Service.

Net proceeds from the new bank debt and common and mandatorily convertible preferred stock offerings, totaling approximately $2.343 billion, were used to:
(1) redeem all of the issued and outstanding class A cumulative convertible exchangeable preferred stock; (2) repay all of the $1.3 billion existing senior bank debt; and (3) enhance risk-based capital ratios by redeeming certain inter-company preferred stock investments held by Conseco's insurance subsidiaries.

Conseco's Chief Executive Officer, Bill Shea commented, "We are very pleased to complete our recapitalization. As a result of the recapitalization, our annual cost of debt and preferred stock has been reduced by approximately $90 million, after-tax. We can now focus even more on providing superior insurance products to senior and middle-income Americans. We appreciate the confidence which the investment community and capital markets have placed in us, and we intend to prove that their confidence is deserved."

Banc of America Securities LLC and J.P. Morgan Securities Inc. were the lead arrangers for the new bank debt facility. The company will file a Form 8-K with the Securities and Exchange Commission containing the full text of the new bank debt agreement.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future.

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